Exhibit 1.1

Smart Trust, New York Municipal Portfolio of Closed-End Funds Trust, Series 11

Trust Agreement

Dated: December 17, 2015

This Trust Agreement among Hennion & Walsh, Inc., as Depositor, Hennion & Walsh Asset Management, Inc., as Supervisor and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Smart Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After July 21, 2015” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

Part I

Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

Special Terms and Conditions of Trust

The following special terms and conditions are hereby agreed to:

1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Number of units” in the “Statement of Financial Condition” in the Prospectus.

3. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under “Number of units” in the “Statement of Financial Condition” in the Prospectus.

4. The term “Deferred Sales Charge Payment Dates” shall mean the dates specified for deferred sales charge installments in the footnote to the “Fee Table” in the Prospectus.

5. The term “Distribution Date” shall mean the “Distribution Dates” set forth under “Essential Information” in the Prospectus.

6. The term “Mandatory Termination Date” shall mean the “Mandatory Termination Date” set forth under “Essential Information” in the Prospectus.

7. The term “Record Date” shall mean the “Record Dates” set forth under “Essential Information” in the Prospectus.

8. Section 3.13 is hereby deleted in its entirety.

9. The Supervisor’s annual compensation as set forth under Section 4.03 shall be that dollar amount per 100 Units set forth under “Estimated Annual Operating Expenses—Supervisor Fee” in the “Fee Table” in the Prospectus.

10. The Trustee’s annual compensation as set forth under Section 7.04 shall be dollar amount per 100 Units set forth under “Estimated Annual Operating Expenses—Trustee Fee” in the “Fee Table” in the Prospectus.

In Witness Whereof, the parties hereto have caused this Trust Agreement to be duly executed on the date first above written.

The Bank of New York Mellon
By:	/s/ GERARDO CIPRIANO
Gerardo Cipriano
Vice President

Hennion & Walsh, Inc.
By:	/s/ Kevin D. Mahn
Kevin D. Mahn
Authorized Signatory

Hennion & Walsh Asset Management Inc.
By:	/s/ Kevin D. Mahn
Kevin D. Mahn
Authorized Signatory

Schedule A to Trust Agreement

Securities Initially Deposited

in

Smart Trust, New York Municipal Portfolio of Closed-End Funds Trust, Series 11

Incorporated herein by this reference and made a part hereof is the schedule set forth under “Portfolio of Investments” in the Prospectus.

- 1 -